                                                                   Exhibit 10.19

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS BRACKETED ON PAGES 5, 6, 7, 9, 10, A-1, B-1, B-2, B-3, B-6, B-7, B-8, B-9, B-10, B-11, C-7, C-10, C-11, C-12 AND C-14 AND
HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             LICENSE AND OPTION AGREEMENT

    This LICENSE AND OPTION AGREEMENT (the "Agreement") is made and entered into this 17th day of November 1997 (the "Effective Date"), by and between Biogen, Inc. ("Biogen"), a Massachusetts corporation, with principal offices located at 14 Cambridge Center, Cambridge, Massachusetts 02142, and Apollon, Inc. ("Apollon"), a Pennsylvania corporation, with principal offices located at One Great Valley Parkway, Malvern, Pennsylvania 19355-1423. Each of Biogen and Apollon are a "Party" to this Agreement and collectively they are the "Parties" to the Agreement.

                                     INTRODUCTION

    1. Biogen is the owner of certain technology, patents and other proprietary rights related to Hepatitis B virus;

    2. Apollon desires a license from Biogen under the aforesaid technology, patents and proprietary rights, and Biogen is willing to grant to Apollon such a license on the terms and conditions set forth in this Agreement;

    3. Apollon is the owner of certain technology, patents and other proprietary rights related to DNA-based vaccines; and

    4. Biogen desires an option from Apollon to obtain the rights to market and sell products developed by Apollon under the aforesaid technology, patents and proprietary rights, and Apollon is willing to grant to Biogen such an option on the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1     DEFINITIONS

    As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

    1.1 "Affiliate" shall mean, as applied to either Party, any corporation, partnership, joint venture or other legal entity which Controls, is Controlled by, or is under common Control with, such Party. The definition of "Control" is set forth in Section 4.2 of this Agreement.

    1.2 "Apollon Patent Rights" shall mean all Patents throughout the Territory covering or related to Apollon Technology which Apollon owns on the Effective Date or as to which Apollon acquires ownership at any time during the term of this Agreement. Apollon Patent Rights existing as of the Effective Date are set forth in Appendix A to this Agreement.

    1.3 "Apollon Technology" shall mean all Intellectual Property, whether patentable or not (i) which Apollon owns as of the Effective Date or as to which Apollon acquires ownership at any time during the term of this Agreement, related to DNA-based Vaccine Products, and (ii) which is necessary or useful in order to offer for sale, import, sell or seek approval to market Licensed
Products.   For purposes of this Agreement, Apollon Technology specifically excludes any Intellectual Property, Patent Rights or other rights Apollon controls or derives under the University Licenses.

    1.4 "Biogen Patent Rights" shall mean all Patents throughout the Territory covering or related to Biogen Technology which Biogen owns or controls on the Effective Date or as to which Biogen acquires ownership or control at any time during the term of this Agreement. Biogen Patent Rights existing as of the Effective Date are set forth in Appendix B to this Agreement.

    1.5 "Biogen Technology" shall mean all Intellectual Property, whether patentable or not (i) which Biogen owns or controls as of the Effective Date or as to which Biogen acquires ownership or control at any time during the term of this Agreement, related to DNA sequences encoding Hepatitis B viral antigens, and (ii) which is necessary or useful in order to discover, research, develop, make, use, offer for sale, import, sell or seek approval to market Licensed Products.

    1.6 "Clinical Trial Information" shall mean all data and information of whatever nature specifically developed in connection with the Licensed Products by either Party under this Agreement and the Supply and License Agreement, including preclinical and clinical trial protocols, reports and results (including pharmacological, toxicological, pharmaceutical and other relevant data) for the Licensed Products, applications for regulatory approval of the testing, use or sale of Licensed Products, regulatory files and filings (including master files, INDs, NDAs, BLAs, PLAs, PMAs and the like) made in connection with the Licensed Products and all licenses from, correspondence with, or approvals by regulatory authorities for the testing, use or sale of Licensed Products.

    1.7. "DNA-based Vaccine Product" shall mean a vaccine product containing a DNA sequence encoding an antigen.

    1.8 "Intellectual Property" shall mean information (general and specific), developments, discoveries, inventions, patents, patent applications, know-how, trade secrets, whether or not patented or patentable.

    1.9 "License and Supply Agreement" shall mean the License and Supply Agreement substantially in the form of Appendix C attached to this Agreement and made a part hereof to be entered into between the Parties in the event Biogen exercises the Option granted pursuant to Section 3.1 hereof.

    1.10 "Licensed Products" shall mean any DNA-based Vaccine Product that (a) comprises DNA encoding a polypeptide displaying Hepatitis B core, Hepatitis B surface, and/or Hepatitis B e antigen specificity or antigenicity, and (b) the manufacture, use, sale, offer for sale, or import of which (i) is covered by a Valid Claim of any Biogen Patent Rights or Apollon Patent Right in the country where such Licensed Product is manufactured, used, imported, offered for sale or sold, and/or (ii) embodies or is developed using any of the Biogen Technology or Apollon Technology. "Licensed Products" shall not include any Hepatitis B virus vaccine for human use which contains recombinant Hepatitis B virus antigen, any Prophylactic Vaccine Product or diagnostic products containing a Hepatitis B virus antigen, or any DNA-based Vaccine Product, which, when injected into a recipient, is incorporated into the genome of the recipient. For purposes of this Agreement, "Prophylactic Vaccine Product" shall mean a DNA-based Vaccine Product which is introduced to a patient prior to infection by the Hepatitis B virus.

    1.11 "Net Sales" shall mean the gross invoiced amount (not less than cost and not dependent on whether such invoices have been actually paid) on sales of Licensed Products sold by a Party and its Affiliates and sublicensees, in bona fide arms' length transactions less the following items, as determined from the books and records of the Party making such sale, its Affiliates and sublicensees, provided that such items do not exceed reasonable and customary amounts in the country in which such Sale occurred: (i) freight and insurance if billed separately; (ii) amounts repaid or credited by reason of returns or rejections; (iii) sales taxes, excise taxes and other taxes (other than income taxes) levied on the invoiced amount; (iv) cash, trade and quantity discounts actually given or made; (v) rebates paid pursuant to government regulations; and
(vi) commissions paid to distributors or other sales agencies that are included in the gross sales price, if supported by receipts provided to Biogen. A sale of Licensed Products to an Affiliate for re-sale of Licensed Products by such Affiliate shall not be considered a Sale for the purposes of this provision, but the re-sale of such Licensed Products by the Affiliate shall be a Sale for purposes of this Agreement. Any use of Licensed Products by a Party or any of its Affiliates or sublicensees, other than for quality assurance, quality control or research purposes, shall be considered a Sale for accounting and royalty purposes and Net Sales for such use or for Sale by gift shall be the average sales price of Licensed Products Sold in an arms' length transaction by such Party and its Affiliates and sublicensees during the applicable royalty reporting period or, if no such arms' length transaction occurred in such period, during the last royalty reporting period in which such arms' length transaction occurred.

    In the event that consideration in addition to or in lieu of money is received for the Sale of Licensed Products in an arms' length transaction, the fair market value of such consideration shall be included in the determination of Net Sales for such Sale. To the extent that Licensed Products are Sold in other than an arms' length transaction, Net Sales for such Sale shall be the average Sale price of Licensed Products if Sold in an arms' length transaction during the applicable royalty reporting period in the country in which the non-arms' length transaction occurred.

    In the event that Licensed Products are Sold by a Party or any of its Affiliates or sublicensees in the form of a combination Licensed Product containing one or more active ingredients in addition to the Licensed Product, Net Sales for the combination Licensed Product shall be determined by multiplying actual Net Sales of the combination Licensed Product (determined by reference to the standard Net Sales definition) during the royalty payment period by the fraction A/A+B where A is the average Sale price of the Licensed Product when Sold by the Party and its Affiliates and sublicensees separately in finished form and B is the average Sale price of the other active ingredients when Sold separately in finished form in each case during the applicable royalty reporting period in the country in which the Sale of the combination Licensed Product was made, or if Sales of both the Licensed Product and the other active ingredients did not occur in such period, then in the most recent royalty reporting period in which Sales of both occurred. In the event that such average Sale price cannot be determined for both the Licensed Product and all other active ingredients included in the combination Licensed Product, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the Sales with respect to the combination Licensed Product by the fraction C/C+D where C is the standard fully-absorbed cost of the Licensed Product portion of the combination and D is the sum of the standard fully-absorbed costs of all other active ingredients included in the combination Licensed Product, in each case, as determined by using the standard accounting procedures used by the Party making the Sale, consistently applied. In no event shall Net Sales with respect to a combination Licensed Product be reduced to less than fifty percent (50%) of actual Net Sales with respect to such combination Licensed Product (determined by reference to the standard Net Sales definition) by reason of any adjustment provision set forth in this paragraph.

    1.12 "Patent" shall mean all letters patents and pending patent applications for patents of the United States and all countries foreign thereto, including any provisional applications, priority applications, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals, certificates of invention and supplemental protection certificates.

    1.13 "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, a business trust, a limited liability company or limited liability partnership, an estate, an unincorporated organization, a government or any department or agency thereof, or any other entity.

    1.14 "Product Development Program" shall mean the development effort conducted by Apollon, either alone or in partnership with others, to develop Licensed Products, as such program is described in Section 5 hereof.

    1.15 "Sale(s)" or "Sold" shall mean any gift, grant, sale, assignment, transfer, conveyance or other disposition of a Licensed Product by a Party to this Agreement or any of its Affiliates or sublicensees to another Person, except distribution of samples provided at no charge to physicians, hospitals, or clinics for promotional purposes or for purposes of the Product Development Program, provided such distribution is not made in exchange for lower prices on other products sold by such Party or other noncash consideration.

    1.16 "Territory" shall mean worldwide.

    1.17 "University License" shall mean any license or rights granted to Apollon, at any time, under any Patent or Intellectual Property by (i) the Trustees of the University of Pennsylvania; (ii) the Wistar Institute of Anatomy and Biology; (iii) the Institute of Biotechnology and Advanced Molecular Medicine; (iv) The General Hospital Corporation; or (v) any other third party licensor, which are necessary or useful for the development, manufacture, use, marketing or sale of Licensed Products.

    1.18 "Valid Claim" shall mean (i) a claim of a pending patent application which claim shall not have been canceled, withdrawn, abandoned or rejected by an administrative agency from which no appeal can be taken; or (ii) a claim of an issued and unexpired patent which has not lapsed or become abandoned or declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

SECTION 2     LICENSE GRANT TO APOLLON

    2.1  License Grant to Apollon.

         (a) Biogen hereby grants to Apollon, and Apollon hereby accepts from Biogen, a semi-exclusive, royalty-bearing license, including the right to grant certain sublicenses as set forth herein, to the Biogen Patent Rights and Biogen Technology to research and develop, manufacture, have manufactured, use, sell, have sold, offer for sale and import Licensed Products in the Territory. This license shall remain in effect unless or until this Agreement is terminated pursuant to Section 8 hereof.

         (b) Each of Biogen and Apollon hereby acknowledge that Biogen has previously granted a non-exclusive license to Viagene with respect to Hepatitis B core antigen and Hepatitis B e antigen technology. Biogen hereby agrees that during the term of this Agreement it will not grant further licenses to the Biogen Patent Rights and Biogen Technology to any non-Affiliate of Biogen for the development of a DNA-based Vaccine Product comprised of DNA sequences which encode Hepatitis B viral-derived antigens without the prior written consent of Apollon, which consent may be unreasonably withheld. [

                             ]

    2.2 Right to Sublicense. Apollon shall have the right to extend to its Affiliates the rights and licenses granted to Apollon under this Section 2, and for purposes hereof, such extension shall not be considered the grant of a sublicense. Apollon shall have the right to grant, under the license granted under this Section 2, multiple sublicenses to manufacture Licensed Products and, in each country in the Territory, one sublicense to sell Licensed Products. Each of Apollon and its sublicensee shall be entitled to sell Licensed Products in such country in the Territory. For purposes of this Agreement, distributors and distribution arrangements shall not be considered sublicensees of Apollon. Apollon agrees that any sublicenses granted by it shall prohibit further sublicenses by the sublicensee and shall provide that the obligations of Apollon to Biogen hereunder, except the Product Development Program obligations set forth in Section 4 hereof and the supply obligations described in Section 6 hereof, shall be binding upon the sublicensee as if it were a party to this Agreement. Apollon agrees to forward to Biogen a copy of any and all sublicense agreements within thirty
(30) days of the execution of such sublicense agreements. Apollon shall have the right to grant sublicenses to SmithKline Beecham Corporation or any of its Affiliates ("SmithKline"), provided, however, that any such sublicense agreement must include a clause that requires SmithKline to pay to Biogen an
amount equal to [                              ] of Biogen's attorneys fees
in the event that Biogen obtains a final non-appealable judgment against SmithKline in any legal action or arbitration arising in connection with a dispute under the sublicense agreement.

    2.3  Limitations of License Grant.  Except as expressly provided in this
Section 2, nothing in this Agreement shall be deemed to grant Apollon any rights in, or license to, any product, Patent or Intellectual Property of Biogen. Without limiting the generality of the foregoing, Apollon shall not be granted any right hereunder to make, have made, use, offer for sale, sell or import any products which are not Licensed Products.

    2.4 License Fee. In consideration of the license granted by Biogen, Apollon shall pay Biogen a non-creditable, non-refundable, license fee of
$[       ] (the "License Fee") on the Effective Date.

SECTION 3     OPTION GRANT TO BIOGEN

    3.1 Option Grant to Biogen. Apollon hereby grants to Biogen an exclusive option to obtain (i) an exclusive license under the Apollon Technology, with the right to grant certain sublicenses, to sell, offer for sale and import Licensed Products manufactured by or for Apollon for sale by Biogen in Japan and (ii) associated contingent manufacturing rights in the event Apollon is unable or unwilling to supply such Licensed Products (the "Option"). The Option is exercisable by Biogen at any time during an initial period (the "Initial Period") of two (2) years from the Effective Date of this Agreement. Prior to expiration of such Initial Period, Biogen shall have the opportunity to renew the Option in six month increments (the "Additional

Periods"), for a total Additional Period of up to two (2) additional years. Notice of Biogen's intent to renew the Option must be received by Apollon at least ninety (90) days prior to the expiration of the then current Initial Period or Additional Period, as the case may be. The Initial Period and any Additional Periods are hereinafter collectively referred to as the Option
Period.   Biogen shall exercise the Option by providing Apollon with written notice of its exercise of the Option during the Option Period. Upon exercise of the Option, a license shall be granted automatically to Biogen through the execution by the Parties of the License and Supply Agreement. Biogen may terminate the Option Period at any time upon written notice to Apollon.

     3.2 Option Fee. In consideration of the Option granted by Apollon hereunder, Biogen shall pay Apollon a non-creditable, non-refundable fee of
$[      ] on the Effective Date. In the event that Biogen elects to extend the Option beyond the Initial Period, Biogen shall pay Apollon an additional
$[      ] fee for each six-month Additional Period beyond the Initial Period.
Such extension fee shall be paid to Apollon at the time notice of Biogen's intent to renew the Option is sent to Apollon.

    3.3  Limitations of Option Grant.  Except as expressly provided in this
Section 3, nothing in this Agreement shall be deemed to grant Biogen any rights in, or license to, any product, Patent or Intellectual Property of Apollon. Without limiting the generality of the foregoing, Biogen shall not be granted any right hereunder to make or have made, or to use, sell, have sold, offer for sale or import Licensed Products anywhere in the Territory other than in Japan. In addition, nothing in this Agreement shall be deemed to grant Biogen any rights in, or sublicense to, any product, Patent or Intellectual Property under the University Licenses.

SECTION 4     ROYALTIES, OTHER PAYMENTS AND FINANCIAL REPORTS

    4.1  Royalties to Biogen.  Apollon shall pay to Biogen a royalty equal to
[                        ] of the Net Sales of Licensed Products made by
Apollon and its Affiliates and sublicensees in all countries in the Territory except Japan. If Biogen does exercise the Option granted pursuant to Section
3.1 hereof, the provisions of the License and Supply Agreement shall be applicable to all Sales of Licensed Products in Japan. If Biogen does not exercise the Option, following the expiration of the Option Period, Apollon
thereafter shall pay to Biogen a royalty equal to [                         ]
of the Net Sales of Licensed Products made by Apollon and its Affiliates and sublicensees in Japan. In no event shall any Net Sales of Licensed Products be subject to assessment of more than one scheduled royalty, provided that the highest applicable royalty shall be assessed on any Net Sales. The obligation to pay royalties hereunder shall continue separately on a country-by-country basis within the Territory with respect to each Licensed Product Sold by Apollon, its Affiliates or sublicensees until the date on which such Licensed Product or the manufacture, use, offer for sale, import or sale of such Licensed Product is no longer covered by a Valid Claim of Biogen Patent Rights in such country.

    4.2 Change in Control Payments. In the event a change in Control of Apollon occurs during the term of this Agreement relative to the Control in existence on the Effective Date,

Apollon shall make each of the following non-refundable, non-creditable payments to Biogen upon achievement of each of the following milestones:

     Event                                          Payment
     -----                                          -------

     FDA approval of the first Licensed Product     $2,700,000
     EMEA approval of the first Licensed Product    $2,700,000

"Control" shall mean, including, with correlative meaning, the terms "Controlled by"and "under common Control with", as used with respect to any Person, the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the outstanding voting securities of such Person, or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in the event Control of Apollon is acquired by any entity other than an entity qualified as a "Fortune 500 company", a majority-owned subsidiary of a Fortune 500 company or an entity which is the equivalent thereof, such acquisition shall not be deemed a change in Control of Apollon for purposes of this Section 4.2. In the event a change in Control of Apollon occurs, each payment shall become due and payable in full to Biogen within 30 days of a change in Control of Apollon if the milestone event was achieved prior to, or concurrently with, such change in Control. If either milestone event is achieved subsequent to a change in Control of Apollon, the payment obligation shall vest on the date such milestone event is achieved and shall be paid in full to Biogen within 30 days of the date such milestone event is achieved.

    4.3 Payment Schedule and Reports. On or before forty-five (45) days following the end of each calendar quarter occurring after the first commercial Sale of a Licensed Product, Apollon shall pay to Biogen the royalty payments owed by it with respect to Net Sales of Licensed Products during such calendar quarter. Such payment shall be accompanied by a report on a country-by-country basis showing (i) the aggregate actual Sales volume of Licensed Products by Apollon and its Affiliates and sublicensees, (ii) aggregate Net Sales,
(iii) gross invoice price(s) of Licensed Product(s) Sold, (iv) deductions from gross invoice price permitted hereunder and (v) the royalty payable hereunder. Such payment shall also be accompanied by a copy of any reports received by Apollon from its Affiliates or sublicensees during the preceding calendar quarter as shall be pertinent to a royalty accounting hereunder. All reports shall show all amounts reported in the currency in which Sales were made, and in United States dollars at the conversion rate described in Section 4.7.

    4.4 Books and Records. Apollon and each of its Affiliates and sublicensees shall maintain such books and records as are necessary to establish the accuracy of the reports submitted under Section 4.3 for a period of five (5) years from the date of submission of such reports. Such books and records shall be maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

    4.5 Audits. Upon the written request of Biogen, and not more than once in each calendar year, Apollon shall permit Biogen, at Biogen's expense, to have access during normal business hours to such of the records of Apollon as may be reasonably necessary to verify the accuracy of the royalty reports provided under this Section 4. Any audit so requested shall be performed on Biogen's behalf by an independent accounting firm of nationally recognized standing reasonably satisfactory to both Parties. If Biogen concludes, based on the audit results, that additional royalties were owed during the financial periods audited, Apollon shall pay the additional royalties within fifteen (15) days of the date Biogen delivers to Apollon a written report so concluding. The costs associated with any audit conducted under this Section 4.5 shall be paid by Biogen; provided, however, if the audit correctly discloses that the royalties payable by Apollon for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Apollon shall pay the reasonable fees and expenses charged by the accounting firm conducting the audit, and provided, further, that if Apollon grants a sublicense to SmithKline, then Apollon shall
pay [                               ] of such reasonable fees and expenses.

    4.6 Confidentiality of Financial Information. Both Parties shall treat all financial information subject to review under this Section 4, and all reports generated hereunder, as confidential and shall use such reports and financial information only for the purposes contemplated by this Section 4.

    4.7 Currency. All payments required to be made under this Agreement shall be made in U.S. dollars. Monetary conversions from the currency of a foreign country into U.S. dollars shall be made at the exchange rate for buying U.S. dollars in force on the last business day of the period for which the Net Sales are reported in accordance with Section 4.3 as reported by The Wall Street Journal, or on another basis mutually agreed upon by the Parties in writing.

    4.8  No Deductions.  The royalty payments computed or specified under this
Section 4 are the actual amounts to be paid to Biogen and shall not be reduced in any way including, but not limited to, by any payment obligations owed to Apollon or its Affiliates and sublicensees by Biogen under this Agreement. In the event a Party or its Affiliates or sublicensees are required to make a deduction or withholding of tax, then the amount payable to the other Party shall be increased to the extent necessary to ensure that after the making of such deduction or withholding, the other Party receives and retains an amount equal to what it would have received and retained had no such deduction or withholding been made by the paying Party or its Affiliates or sublicensees. Each Party agrees to assist the other by submitting declarations to the relevant authorities as may be required with regard to each Party's status in relation to a deduction or withholding of taxes.

SECTION 5     PRODUCT DEVELOPMENT PROGRAM

    5.1 Conduct of Program. Apollon will devote sufficient resources and commercially reasonable efforts to the diligent conduct of a Product Development Program, the objects of which are: (i) to develop one or more Licensed Products; (ii) to conduct preclinical and clinical trials of such Licensed Products; (iii) to obtain regulatory approvals for the sale of such Licensed Products in all countries throughout the Territory where Apollon reasonably believes it is commercially prudent to offer Licensed Products for Sale; (iv) to develop markets for such Licensed Products in such countries; and (v) to sell Licensed Products in such countries. Without limiting the generality of the foregoing, Apollon shall:

         [







                                                 ]

In the event Apollon does not achieve one of the foregoing milestone events within the established time period, Apollon shall extend the Option Period set forth in Section 3.1 hereof, without charge to Biogen, in an amount of time equal to the delay between the end of such established time period and actual achievement of the milestone event. Thereafter, the extension of the Option Period, and the related extension payments set forth in Section 3.2 hereof, shall continue. In the event Apollon misses one of the foregoing milestone events by more than one (1) year, Biogen shall thereafter have the right to terminate this Agreement or the license granted under Section 2 hereof.

    5.2 Reporting. Apollon will report regularly (at least every twelve (12) months) commencing one year from the Effective Date in writing to Biogen on the progress of the Product Development Program. Failure to report within sixty
(60) days of the required date will result in an increase in the royalties paid by Apollon to Biogen under Section 4 hereof in the amount of 0.1% for each such late report, provided that Apollon shall have thirty (30) days from receipt of notice from Biogen to cure any such failure to report prior to such increase in the royalty payments. Biogen may, in its discretion, waive its rights under this Section 5.2 if the ongoing scientific exchange between the Parties is sufficiently extensive during any calendar year such that a written report is unnecessary. Without limiting the generality of the foregoing, Apollon will furnish Biogen with copies of protocols for completed clinical trials for Licensed Products and reports on progress and summaries of results of pre-clinical tests and clinical trials for Licensed Products carried out pursuant to the Product Development Program (including but not limited to pharmacological, toxicological, clinical, pharmaceutical and other relevant data), specifications for Licensed Products, reports on progress in obtaining relevant government approvals with respect to Licensed Products in the Territory, and steps taken towards marketing Licensed Products in the Territory.

    5.3 Access to Clinical Trial Information. Except as hereafter set forth, Apollon shall not be obligated to provide any Clinical Trial Information to Biogen until such time as Biogen has exercised the Option granted hereunder. Apollon shall provide to Biogen all Clinical Trial Information which is necessary or useful to Biogen for its evaluation of whether to exercise the

Option granted pursuant to Section 3.1 hereof. In the event Biogen exercises the Option, Apollon shall provide Biogen further access to Clinical Trial Information in accordance with the terms of the License and Supply Agreement. Biogen and its Affiliates shall provide Apollon and its Affiliates with access to all Clinical Trial Information developed by Biogen and its Affiliates related to Licensed Products, including all regulatory filings made by Biogen and its Affiliates in Japan, and all governmental responses thereto. Notwithstanding the foregoing, Biogen shall own all of its Clinical Trial Information and regulatory filings in Japan related to Licensed Products and Apollon shall own all its Clinical Trial Information and all related reports provided pursuant to
Section 5.2, as well as all regulatory filings made throughout the Territory except in Japan related to Licensed Products.

    5.4 Final Product Specifications. Upon the first submission by Apollon, its Affiliate or a sublicensee of a BLA(PLA) to the United States Food and Drug Administration (USFDA) or equivalent agency in any country in the Territory for approval of the marketing of any Licensed Product, Apollon will furnish Biogen with a detailed specification for such Licensed Product, and thereafter Apollon will promptly furnish Biogen with any modifications or updates of such specification (as so modified or updated, the "Specification").

SECTION 6  SUPPLY AGREEMENT

    6.1  Agreement to Supply.  Upon the exercise of the Option granted under
Section 3.1 hereof, Apollon shall manufacture, or have manufactured on its behalf, and sell to Biogen sufficient quantities of Licensed Products to meet the requirements of Biogen, its Affiliates and sublicensees for use by Biogen, its Affiliates and sublicensees in the conduct of preclinical and clinical trials in Japan and for the sale of Licensed Products in Japan. The specific terms of the agreement to supply, and the related contingent manufacturing rights, are set forth in Section 5 of the License and Supply Agreement, which License and Supply Agreement shall be executed by the Parties upon exercise of the Option granted under Section 3.1 hereof.

    6.2 Event of Bankruptcy. For the purposes of this Agreement, the Parties agree and acknowledge that (i) the grant of rights to Biogen upon the exercise of the Option is a grant of "Intellectual Property" rights to market and sell, offer for sale and import, and (ii) in interpreting this Agreement, the provisions of the Agreement granting such rights are to be governed by, and Biogen is to have the benefit of a licensee under, Section 365(n) of the United States Bankruptcy Code, as amended.

SECTION 7  WARRANTIES, LIABILITY AND DISCLAIMERS OF WARRANTY

    7.1 Warranty of Title. Biogen warrants and represents that it owns all of the right, title and interest in and to the Biogen Patent Rights.

    7.2 Warranty of Authority. Each of the Parties hereto warrants and represents to the other Party that, as of the Effective Date (i) it has the full, right power and authority to enter into this Agreement and to carry out its obligations hereunder, (ii) this Agreement constitutes the valid obligation of such Party, enforceable against it in accordance with its terms, and (iii) the execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) does not conflict with or violate any requirement of applicable laws or regulations, and (b) does not conflict with, or constitute a default under, any contractual obligation of such Party.

    7.3 DISCLAIMER OF WARRANTY. EXCEPT AS PROVIDED IN SECTION 7.1 ABOVE AND IN THIS SECTION 7.3, BIOGEN AND APOLLON MAKE NO WARRANTIES OR REPRESENTATIONS WHATSOEVER, WHETHER EXPRESS OR IMPLIED, HEREUNDER; IN PARTICULAR NEITHER PARTY MAKES A WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY OF ANY PRODUCT PRODUCED UNDER THE LICENSE OR OPTION GRANTED HEREBY. MOREOVER, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY THAT THE MANUFACTURE OR SALE OF LICENSED PRODUCTS OR THE USE OF LICENSED PRODUCTS BY ANY PERSON OR ENTITY WILL NOT CONSTITUTE AN INFRINGEMENT OF THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF OTHERS. NOTWITHSTANDING THE FOREGOING, EACH PARTY HEREBY REPRESENTS AND WARRANTS THAT AS OF THE DATE HEREOF IT HAS NOT RECEIVED WRITTEN NOTICE FROM ANY THIRD PARTY OF ANY SUCH INFRINGEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST REVENUES OR PROFITS.

    7.4 Indemnification and Insurance. (a) Apollon shall indemnify and hold Biogen and its Affiliates and their respective officers and employees harmless from and against any losses, liabilities, costs and expenses (including court costs and attorney's fees) arising out of or relating to any suits or liabilities whatsoever (including claims for product liability) to the extent arising out of the design, manufacture, use, sale or promotion of Licensed Products except, in all instances, (i) to the extent caused by Biogen's promotional or sales practices in connection with the use or Sales of Licensed Products by Biogen and/or the manufacture of Licensed Products by Biogen under the License and Supply Agreement, (ii) negligence or intentional misconduct by Biogen or its Affiliates and their respective officers and employees or (iii) breach of any term of this Agreement by Biogen or its Affiliates and their respective officers and employees.

         (b) Biogen shall indemnify and hold Apollon and its Affiliates and their respective officers and employees harmless from and against any losses, liabilities, costs and expenses (including costs and attorney's fees) to the extent arising out of, or relating to any suits or liabilities whatsoever (including claims for product liability) related to, (i) Biogen's promotional and sales practices in connection with the use or Sales of Licensed Products by Biogen and/or the manufacture of Licensed Products by Biogen under the License and Supply Agreement, (ii) negligence or intentional misconduct by Biogen or its Affiliates and their respective officers and employees or (iii) breach of any term of this Agreement by Biogen or its Affiliates and their respective officers and employees.

         (c) A party (the "Indemnitee") that intends to claim indemnification under this Section 7.4 shall promptly notify the other party (the "Indemnitor") of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Section 7.4 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives as requested by the Indemnitor and at the Indemnitor's expense in the investigation of any action, claim or liability covered by this indemnification.

         (d) Biogen and Apollon each shall maintain product liability insurance with respect to development, manufacture and sales of Licensed Products by Biogen or Apollon, as the case may be, in such amount as is customary in the industry. Each party shall be named as an additional insured insofar as its rights of indemnification hereunder are concerned on any such policies of the other party. Biogen and Apollon, as applicable, shall each maintain such insurance for so long as it continues to manufacture or sell any Licensed Products.

SECTION 8  TERMINATION

    8.1 Breach by Apollon. Biogen may terminate this Agreement or the license granted to Apollon hereunder upon breach by Apollon of the obligation to pay any amount due hereunder or of any other obligation or condition, effective thirty
(30) days after giving written notice to Apollon of such termination in the case of a payment breach and ninety (90) days after giving written notice to Apollon of such termination in the case of a non-payment breach, which notice shall describe such breach. The foregoing notwithstanding, if the default or breach is cured or shown to be non-existent or not material within the thirty (30) or ninety (90) day period, as the case may be, the notice shall be deemed automatically withdrawn and of no effect.

    8.2 Event of Bankruptcy. Upon the occurrence of an event of bankruptcy with respect to either Party, the other Party may terminate this Agreement or the licenses, rights or options granted to the bankrupt Party hereunder with immediate effect by delivering written notice of said termination to the bankrupt Party.

    8.3 Challenge of Patents. Except in jurisdictions in which it would be illegal to do so, Biogen may immediately terminate this Agreement or the licenses granted to Apollon hereunder in the event Apollon or any of its Affiliates files a revocation or nullity proceeding with respect to any of the Biogen Patent Rights or challenges the validity of any of the Biogen Patent Rights. Except in jurisdictions in which it would be illegal to do so, Apollon may immediately terminate this Agreement or the Option granted to Biogen hereunder in the event Biogen or any of its Affiliates files a revocation or nullity proceeding with respect to any of the Apollon Patent Rights or challenges the validity of any of the Apollon Patent Rights.

    The provisions of this Section 8.3 shall be deemed deleted from this Agreement in any jurisdiction in which the inclusion of such provisions would be illegal or would make this Agreement or any part hereof unenforceable.

    8.4 Breach by Biogen. Apollon may terminate this Agreement and/or the Option granted to Biogen hereunder in the event Biogen breaches its obligation to pay any amount due hereunder to Apollon or breaches any other obligation or condition hereunder, effective thirty (30) days after giving payment breach and ninety (90) days after giving written notice to Biogen of such termination in the case of a non-payment breach, which notice shall describe such breach. The foregoing notwithstanding, if the default or breach is cured or shown to be non-existent or not material within the thirty (30) or ninety (90) day period, as the case may be, the notice shall be automatically withdrawn and of no effect.

    8.5  Effect of Termination of Licenses.

         (a) In the event Biogen terminates the licenses granted to Apollon hereunder, in accordance with the other provisions of this Section 8, but does not terminate this Agreement, then Section 6 related to the agreement to supply Licensed Products shall continue in effect and Apollon shall be deemed to have such licenses from Biogen as may be necessary to fulfill its obligations thereunder.

         (b) Apollon may voluntarily terminate the licenses granted to it under this Agreement at any time on ninety (90) days prior written notice to Biogen, provided that if Apollon terminates the licenses granted to it hereunder but does not terminate this Agreement, then, at Biogen's option, Section 6 related to the agreement to supply Licensed Products shall continue in effect and Apollon shall be deemed to have such licenses from Biogen as may be necessary to fulfill its obligations thereunder.

    8.6 Survival. All provisions of Section 4.6 and Section 10 shall survive termination of this Agreement.

    8.7 No Prejudice. Any termination under this Section 8 shall be without prejudice to the rights of either Party against the other then accruing or otherwise accrued under this Agreement.

SECTION 9  NOTICES

    Any notice required or permitted to be given hereunder shall be sent in writing by registered or certified mail, postage prepaid, return receipt requested, by telefax, confirmation received, by overnight delivery using a nationally recognized overnight courier or by hand delivery, addressed to the Party to whom it is to be given as follows:

If to Biogen:      Biogen, Inc.
                   14 Cambridge Center
                   Cambridge, Massachusetts 02142
                   Telefax:  (617) 679-2617
                   Attention: Vice President - Marketing and Sales

With a copy to:    Biogen, Inc.
                   14 Cambridge Center
                   Cambridge, Massachusetts 02142
                   Telefax:  (617) 679-2838
                   Attention:  Vice President - General Counsel

If to Apollon:     Apollon, Inc.
                   One Great Valley Parkway
                   Malvern, Pennsylvania 19355-1423
                   Telefax:  (610) 647-9732
                   Attention: President and CEO

With a copy to:    Ballard Spahr Andrews & Ingersoll
                   1735 Market Street, 51st Floor
                   Philadelphia, PA 19103
                   Telefax: (215) 864-8999
                   Attention:  Morris Cheston, Jr.

or to such other address or addresses as may from time to time be given in writing by either Party to the other as aforesaid. Any notice sent pursuant to this Section shall be deemed delivered within three (3) days if sent by mail and within twenty-four (24) hours if sent by telefax, overnight courier or hand delivery.

SECTION 10  CONFIDENTIALITY

    10.1 Obligations. Except for the proper exercise of its rights under this Agreement, each of the Parties agrees that it and its Affiliates will not publish or otherwise divulge or deliver to another Person, except their sublicensees hereunder, or use for its or their own benefit Technology, Patent Rights, Clinical Trial Information, reports, records, manuals, regulatory filings or other confidential information disclosed pursuant to this Agreement (collectively, the "Confidential Information") provided to it by the other Party without the prior written approval of the Party disclosing such information (the "Disclosing Party") in each instance. The foregoing obligation shall not be imposed on either Party with respect to any Confidential Information which it can demonstrate (i) was at the time of disclosure to it (or thereafter, but prior to its publication, divulgence or use for the benefit of the Receiving Party or any of its Affiliates, become through no fault of the Receiving Party or its Affiliates) a part of the public domain by publication or otherwise; or (ii) was already properly and lawfully in its possession at the time it was received from the Disclosing Party; or (iii) was lawfully received from a third party who was under no obligation of confidentiality to the Disclosing Party with respect thereto; or (iv) is required by law to be disclosed (but only to the extent of such required disclosure).

    10.2 Confidentiality Agreements. Each Party represents that it has employment agreements with its and its Affiliate's key employees having confidentiality commitments consistent with its obligations hereunder and will require all of its consultants, agents, sublicensees, or others who have access to any of such Confidential Information of the other Party to execute confidentiality agreements covering all Confidential Information of the other Party, and will exercise its best efforts to obtain compliance therewith.

    10.3 Remedies. In the event of a breach or a threatened breach of the terms of this Section 10, the Disclosing Party shall be entitled to an injunction restraining the Receiving Party and its Affiliates and sublicensees and their officers, employees, agents and consultants from continuing or committing such breach, without showing or proving any actual damage. In the event of such breach, the Disclosing Party shall, in addition to injunctive relief, be entitled to all other remedies provided by law, including an award of damages.

SECTION 11  PUBLICITY

    If the Parties agree to publicize this Agreement, Biogen and Apollon will coordinate to issue a joint press release in mutually agreed form concerning the execution of this Agreement. Such announcement shall be made at such time as agreed by Biogen and Apollon. Except for such joint release, unless required to do so by law or by the rules of any exchange or over-the-counter market upon which any of Biogen's or Apollon's securities are traded or unless such information has been previously disclosed, neither Party will issue any press release or make any public disclosure or announcement concerning the terms of this Agreement or the transactions contemplated hereby without the prior approval of the other Party hereto. Prior to making any such press release or public announcement, the Party making such release or public announcement shall consult with the other Party hereto with respect to the timing and content of such press release or public announcement at least five (5) business days prior to the proposed release or announcement. Without limiting the generality of the foregoing, neither Party shall use the name of the other in connection with the marketing or sale of Licensed Products without the prior written consent of such Party.

SECTION 12  DISPUTES

    Any dispute, claim, or difference arising in connection with this Agreement or as to the rights or liabilities of the Parties hereunder (each such event being hereinafter called a "dispute"), shall be referred to arbitration, in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (hereinafter referred to as the "Association"), as supplemented hereby. All arbitration proceedings shall occur in Boston, Massachusetts. The arbitration panel shall consist of three arbitrators. The Party initiating arbitration shall nominate one arbitrator (who shall not be affiliated with such Party) in the request for arbitration and the other Party shall nominate a second arbitrator (who shall not be affiliated with such Party) in the answer thereto. The two arbitrators so named will then jointly appoint the third arbitrator as chairman of the arbitration panel. If either Party fails to nominate its arbitrator, or if the arbitrators named by the Parties fail to agree on the person to be named as chairman within sixty (60) days, the President of the Association shall make the necessary appointments of an arbitrator or the chairman of the arbitration panel.

    The arbitration panel as designated above shall proceed to arbitrate the dispute by giving notice to all parties of its proceedings and hearings in accordance with the Association's applicable procedures. Within fifteen (15) days after all three arbitrators have been appointed, an initial meeting among the arbitrators and counsel for the Parties shall be held for the purpose of establishing a plan for administration of the arbitration, including: (i) definition of issues; (ii) scope, timing and type of discovery, which may at the discretion of the arbitrators include production of documents in the possession of the Parties, but may not, without the consent of the Parties, include depositions; (iii) exchange of documents and filing of detailed statements of claims and prehearing memoranda; (iv) schedule and place of hearings; and (v) any other matters that may promote the efficient, expeditious and cost-effective conduct of the proceeding. The substantive law of the Commonwealth of Massachusetts shall be applied by the arbitrators to the resolution of the dispute, provided that the arbitrators shall base their decision on the express terms, covenants and conditions of this Agreement. The arbitrators shall be bound to make specific findings of fact and reach conclusions of law, based upon the submissions and evidence of the Parties, and shall issue a written decision explaining the basis for the decision and award. The Parties agree that the arbitrators shall have no power to alter or modify any express provision of this Agreement or to render any award which, by its terms, effects any such alteration or modification.

    The award of the arbitration panel shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid Rules, the procedural law of the Commonwealth of Massachusetts shall govern.

SECTION 13  MISCELLANEOUS

    13.1 Amendments, Waivers. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by both Parties, or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any condition or term in any instance shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

    13.2 Force Majeure. Any delays in or failures of performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including, but not limited to: acts of God; acts, regulations or laws of any government (including, without limitation, import and export regulations); peril of the sea; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence. Each Party shall promptly give notice to the other of the start and stop should it be so affected by any of the above-mentioned occurrences.

    13.3 Interest On Late Payments. Each Party shall have the right to charge the other interest on a per diem basis on all payments which are past due at an annual rate of two percent (2.0%) over the prime rate then in effect at the BankBoston or its successors.

    13.4 Cooperation. Each Party agrees to cooperate with the other Party in any and all efforts by such other party to obtain patent term extensions or other extensions as provided by law in territories where Valid Claims under such other Party's patents applicable to Licensed Products now or hereafter exist.

    13.5 Binding Nature. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

    13.6 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by either of the Parties hereto or by operation of law without the prior written consent of the other Party hereto; provided, however, that any Party may assign its rights, interests and obligations hereunder to any entity with which such party may merge or consolidate or to which such Party may transfer substantially all of its assets, without obtaining the consent of the other Party. Notwithstanding the foregoing, either Party may assign its right to receive payments hereunder, and either Party and its sublicensees will execute any documents or instruments reasonably required by the other Party in connection with any such assignment. Any purported assignment in violation of the provisions of this Section shall be void, and all rights, interests or obligations so assigned thereby shall return to the assigning Party or its successors.

    13.7 Severability. The Parties intend this Agreement to be enforced as written. However, if any provision of this Agreement should be or become fully or partly invalid or unenforceable for any reason or violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deleted from this Agreement, and the remainder of this Agreement shall be deemed valid and binding as if such provision were not included herein. There shall be substituted for any such provision deemed to be deleted a suitable provision which, as far as is legally possible, comes nearest to the Parties' original intent.

    13.8 Entire Agreement. This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter set forth herein and supersedes any and all other agreements, oral or written, in respect of the subject matter of this Agreement.

    13.9 Captions. The captions to the Sections of this Agreement are for convenience only and shall not be considered in interpreting this Agreement.

    13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts without regard to conflict of law provisions.

    13.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the Parties hereto have duly caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first above written.

    BIOGEN, INC.                            APOLLON, INC.


    By:  /s/ James R. Tobin                 By:  /s/ Vincent R. Zurawski
         -------------------------             -------------------------
         Name:  James R. Tobin              Name:  Vincent R. Zurawski
         Title: President and CEO           Title: President and CEO

                                                                      APPENDIX A

                            APOLLON PATENT RIGHTS

                                      APPENDIX A
                                Apollon Patent Rights


1.  [            ]

2.  [       ], USSN 08/314,060, "Multifunctional Molecular Complexes for Gene
    Transfer to Cells", Boutin, [                       ]

3.  [         ], USSN 08/809,397, "Multifunctional Molecular Complexes for Gene
    Transfer to Cells", Boutin, [                           ]

4.  [                   ]

5.  [              ]

6.  [        ], USSN 08/642,045, "Chimeric Kanamycin Resistance Gene",
    Satishchandran, Snyder, [                                ]

7.  [           ]

8.  [           ]

9.  [           ]

                                                                     APPENDIX  B


                                 BIOGEN PATENT RIGHTS

B4 - Hepatitis - Murray and Schaller     (Pierri)   (Flynn)
------------------------------------



                                       Filing
Country            Serial No.           Date               Status
-------            ----------          ------              ------

Argentina          279,403             12/20/79            Patent 237,579


Australia          54170/79            12/24/79            Patent 539,535


[                                                                        ]


[                                                                        ]

Brunei             37/95                9/95               Patent

B4 - Hepatitis - Murray and Schaller (continued)     (Pierri)   (Flynn)
------------------------------------------------

                                       Filing
Country            Serial No.           Date               Status
-------            ----------          ------              ------

[                                                                ]




Chile              855/79              12/20/79            Patent 32,398
                                                           Expired


[                                                                ]


Croatia            381-03/94-           9/22/92            Patent
                   01/0306                                 P.940049N


[                                                                ]




Denmark            5480/79             12/20/79            Patent 171,727

B4 - Hepatitis - Murray and Schaller (continued)     (Pierri)   (Flynn)
------------------------------------------------

                                       Filing
Country            Serial No.           Date          Status
-------            ----------          ------         ------



[                                                           ]





European           79303017.2          12/21/79       Patent 13 828
Patent Office      (EP 13 828)
  Austria
  Belgium
  France
  Italy
  Luxembourg
  Netherlands
  Sweden
  Switzerland
  West Germany
  Great Britain

B4 - Hepatitis - Murray and Schaller (continued)     (Pierri)   (Flynn)
------------------------------------------------

                                       Filing
Country            Serial No.           Date          Status
-------            ----------          ------         ------










European           185201908.2         11/19/85       Patent 182 442
Patent Office      (EP 182 442)
(DIV 1)
 Austria
 Belgium
 France
 Italy
 Luxembourg
 Netherlands
 Sweden
 Switzerland
 West Germany
 Great Britain

B4 - Hepatitis - Murray and Schaller (continued)     (Pierri)   (Flynn)
-----------------------------------------------

                                       Filing
Country            Serial No.           Date          Status
-------            ----------          ------         ------




Finland            794001              12/20/79       Patent 86437


Greece             60822               12/20/79       Patent 73,675
                                                      Expired


Hungary            BI-601              12/20/79       Patent 196-236


Ireland            2494/79             12/20/79       Patent 53,176


Israel             59007               12/20/79       Patent 59,007


Japan              164945/79           12/20/79       Patent 2530801

B4 - Hepatitis - Murray and Schaller (continued)     (Pierri)   (Flynn)
------------------------------------------------

                                       Filing
Country            Serial No.           Date          Status
-------            ----------          ------         ------


Japan              62-112627            5/11/87       Patent 2512746
(DIV 1)



Japan              62-112628            5/11/87       Patent 2527438
(DIV 2)



Japan              62-112629            5/11/87       Patent 2511961
(DIV 3)



Japan              62-112630            5/11/87       Patent 2511962
(DIV 4)



Macedonia          PP-088/94            5/19/94       Patent PP-088/94


[                                                           ]

B4 - Hepatitis - Murray and Schaller (continued)     (Pierri)   (Flynn)
------------------------------------------------

                                       Filing
Country            Serial No.           Date          Status
-------            ----------          ------         ------




Malaysia           PI-8701323           8/13/87       Patent
                                                      MY-102,686-A


Mexico             92-2875              6/15/92       Patent 184,206


New Zealand        192465              12/20/79       Patent 192,465


[                                                           ]












[                                                            ]

B4 - Hepatitis - Murray and Schaller (continued)     (Pierri)   (Flynn)
------------------------------------------------

                                       Filing
Country            Serial No.           Date          Status
-------            ----------          ------         ------






Portugal           70626               12/21/79       Patent 70,626


Slovenia           P79 1 3127          11/17/92       Patent
                                                      79 1 3127


[                                                           ]


South Africa       79/6921             12/20/79       Patent 79/6921


Spain              487,106             12/20/79       Patent 487,106


[                                                             ]

B4 - Hepatitis - Murray and Schaller (continued)     (Pierri)   (Flynn)
------------------------------------------------

                                       Filing
Country            Serial No.           Date          Status
-------            ----------          ------         ------


United States      363,763              3/31/82       Patent
(B4A CON)          (Murray)                           4,710,463


[                                                             ]


[                                                           ]






[                                                           ]



[                                                           ]

B4 - Hepatitis - Murray and Schaller (continued)     (Pierri)   (Flynn)
------------------------------------------------

                                       Filing
Country            Serial No.           Date          Status
-------            ----------          ------         ------


[                                                           ]






[                                                              ]

[                                                              ]

[                                                             ]

[                                                             ]

[                                                             ]

[                                                             ]

[                                                             ]

B4 - Hepatitis - Murray and Schaller (continued)     (Pierri)   (Flynn)
------------------------------------------------

                                       Filing
Country            Serial No.           Date          Status
-------            ----------          ------         ------




[                                                           ]




[                                                             ]




Uruguay            21,021              12/21/79       Patent 11,958


Venezuela          2268/79             12/19/79       Patent 43,357


Yugoslavia         P-3127/79           12/20/79       Patent 44.186


[                                                             ]

                                                                     APPENDIX C


                      FORM OF SUPPLY AND LICENSE AGREEMENT

                            SUPPLY AND LICENSE AGREEMENT


    This SUPPLY AND LICENSE AGREEMENT (the "Agreement") is made and entered into this ___ day of ________ ____ (the "Effective Date"), by and between Biogen, Inc. ("Biogen"), a Massachusetts corporation, with principal offices located at 14 Cambridge Center, Cambridge, Massachusetts 02142, and Apollon, Inc. ("Apollon"), a Pennsylvania corporation, with principal offices located at One Great Valley Parkway, Malvern, Pennsylvania 19355-1423. Each of Biogen and Apollon are a "Party" to this Agreement and collectively they are the "Parties" to the Agreement.

                                     INTRODUCTION


    1. Apollon is the owner or exclusive licensee under certain licenses of certain technology, patents and other proprietary rights related to DNA-based vaccines; and

    2. Biogen desires a license from Apollon to market and sell products developed by Apollon under the aforesaid technology, patents and proprietary rights, and Apollon is willing to grant to Biogen such license on the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1     DEFINITIONS

    As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

    1.1 "Affiliate" shall mean, as applied to either Party, any corporation, partnership, joint venture or other legal entity which controls, is controlled by, or is under common control with, such Party. "Control" shall mean, including, with correlative meaning, the terms "controlled by"and "under common control with", as used with respect to any Person, the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the outstanding voting securities of such Person, or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    1.2 "Apollon Patent Rights" shall mean all Patents in the United States or countries foreign thereto covering or related to Apollon Technology which Apollon owns or controls on the Effective Date or as to which Apollon acquires ownership or control at any time during the term of this Agreement. Apollon Patent Rights existing as of the Effective Date are set forth in Appendix A to this Agreement.

    1.3 "Apollon Technology" shall mean all Intellectual Property, whether patentable or not (i) which Apollon owns as of the Effective Date or as to which Apollon acquires ownership at any time during the term of this Agreement, related to DNA-based Vaccine Products, and (ii) which is necessary or useful in order to offer for sale, import, sell or seek approval to market
Licensed Products.   For purposes of this Agreement, Apollon Technology
specifically excludes any Intellectual Property, Patent Rights or other rights Apollon controls or derives under the University Licenses.

    1.4 "Apollon and University Technology" shall mean all Intellectual Property, whether patentable or not (i) which Apollon owns, controls or has other rights to under University Licenses or otherwise as of the Effective Date or as to which Apollon acquires ownership or control at any time during the term of this Agreement, related to DNA-based Vaccine Products, and (ii) which is necessary or useful in order to discover, research, develop, make, use, offer for sale, import, sell or seek approval to market Licensed Products.

    1.5 "Biogen Patent Rights" shall mean all Patents in the U.S. or countries foreign thereto covering or related to Biogen Technology which Biogen owns or controls on the Effective Date or as to which Biogen acquires ownership or control at any time during the term of this Agreement. Biogen Patent Rights existing as of the Effective Date are set forth in Appendix B to this Agreement.

    1.6 "Biogen Technology" shall mean all Intellectual Property, whether patentable or not (i) which Biogen owns or controls as of the Effective Date or as to which Biogen acquires ownership or control at any time during the term of this Agreement, related to DNA sequences encoding Hepatitis B viral antigens, and (ii) which is necessary or useful in order to discover, research, develop, make, use, offer for sale, import, sell or seek approval to market Licensed Products.

    1.7 "Clinical Trial Information" shall mean all data and information of whatever nature specifically developed in connection with the Licensed Products by either Party under this Agreement and the License and Option Agreement, including preclinical and clinical trial protocols, reports and results (including pharmacological, toxicological, pharmaceutical and other relevant data) for the Licensed Products, applications for regulatory approval of the testing, use or sale of Licensed Products, regulatory files and filings (including master files, INDs, NDAs, BLAs, PLAs, PMAs and the like) made in connection with the Licensed Products and all licenses from, correspondence with, or approvals by regulatory authorities for the testing, use or sale of Licensed Products.

    1.8 "DNA-based Vaccine Product" shall mean a vaccine product containing a DNA sequence encoding an antigen.

    1.9 "Intellectual Property" shall mean information (general and specific), developments, discoveries, inventions, patents, patent applications, know-how, trade secrets, whether or not patented or patentable.


    1.10 "License and Option Agreement" shall mean the License and Option Agreement dated as of November 17, 1997 between Apollon and Biogen.

    1.11 "Licensed Products" shall mean any DNA-based Vaccine Product that
(a) comprises DNA encoding a polypeptide displaying Hepatitis B core, Hepatitis B surface, and/or Hepatitis B e antigen specificity or antigenicity, and (b) the manufacture, use, sale, offer for sale, or import of which (i) is covered by a Valid Claim of any Biogen Patent Rights or Apollon Patent Right in the country where such Licensed Product is manufactured, used, imported, offered for sale or sold, and/or (ii) embodies or is developed using any of the Biogen Technology or Apollon Technology. "Licensed Products" shall not include any Hepatitis B virus vaccine for human use which contains recombinant Hepatitis B virus antigen, any Prophylactic Vaccine Product or diagnostic products containing a Hepatitis B virus antigen, or any DNA-based Vaccine Product, which, when injected into a recipient, is incorporated into the genome of the recipient. For purposes of this Agreement, "Prophylactic Vaccine Product" shall mean a DNA-based Vaccine Product which is introduced to a patient prior to infection by the Hepatitis B virus.

    1.12 "Net Sales" shall mean the gross invoiced amount (not less than cost and not dependent on whether such invoices have been actually paid) on sales of Licensed Products sold by a Party and its Affiliates and sublicensees, in bona fide arms' length transactions less the following items, as determined from the books and records of the Party making such sale, its Affiliates and sublicensees, provided that such items do not exceed reasonable and customary amounts in the country in which such Sale occurred: (i) freight and insurance if billed separately; (ii) amounts repaid or credited by reason of returns or rejections; (iii) sales taxes, excise taxes and other taxes (other than income taxes) levied on the invoiced amount; (iv) cash, trade and quantity discounts actually given or made; (v) rebates paid pursuant to government regulations; and (vi) commissions paid to distributors or other sales agencies that are included in the gross sales price, if supported by receipts provided to Apollon. A sale of Licensed Products to an Affiliate for re-sale of Licensed Products by such Affiliate shall not be considered a Sale for the purposes of this provision, but the re-sale of such Licensed Products by the Affiliate to a third party shall be a Sale for purposes of this Agreement. Any use of Licensed Products by a Party or any of its Affiliates or sublicensees, other than for quality assurance, quality control or research purposes, shall be considered a Sale for accounting purposes and Net Sales for such use or for Sale by gift shall be the average sales price of Licensed Products Sold in an arms' length transaction by such Party and its Affiliates and sublicensees during the applicable payment reporting period or, if no such arms' length transaction occurred in such period, during the last payment reporting period in which such arms' length transaction occurred.

    In the event that consideration in addition to or in lieu of money is received for the Sale of Licensed Products in an arms' length transaction, the fair market value of such consideration shall be included in the determination of Net Sales for such Sale. To the extent that Licensed Products are Sold in other than an arms' length transaction, Net Sales for such Sale shall be the average Sale price of Licensed Products if Sold in an arms' length transaction during the applicable payment reporting period in the country in which the non-arms' length transaction occurred.

    In the event that Licensed Products are Sold by a Party or any of its Affiliates or sublicensees in the form of a combination Licensed Product containing one or more active ingredients in addition to the Licensed Product, Net Sales for the combination Licensed Product shall be determined by multiplying actual Net Sales of the combination Licensed Product (determined by reference to the standard Net Sales definition) during the payment period by the fraction A/A+B where A is the average Sale price of the Licensed Product when Sold by the Party and its Affiliates and sublicensees separately in finished form and B is the average Sale price of the other active ingredients when Sold separately in finished form in each case during the applicable payment reporting period in the country in which the Sale of the combination Licensed Product was made, or if Sales of both the Licensed Product and the other active ingredients did not occur in such period, then in the most recent payment reporting period in which Sales of both occurred. In the event that such average Sale price cannot be determined for both the Licensed Product and all other active ingredients included in the combination Licensed Product, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the Sales with respect to the combination Licensed Product by the fraction C/C+D where C is the standard fully-absorbed cost of the Licensed Product portion of the combination and D is the sum of the standard fully-absorbed costs of all other active ingredients included in the combination Licensed Product, in each case, as determined by using the standard accounting procedures used by the Party making the Sale, consistently applied. In no event shall Net Sales with respect to a combination Licensed Product be reduced to less than fifty percent (50%) of actual Net Sales with respect to such combination Licensed Product (determined by reference to the standard Net Sales definition) by reason of any adjustment provision set forth in this paragraph.

    1.13 "Patent" shall mean all letters patents and pending patent applications for patents of the United States and all countries foreign thereto, including any provisional applications, priority applications, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals, certificates of invention and supplemental protection certificates.

    1.14 "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, a business trust, a limited liability company or limited liability partnership, an estate, an unincorporated organization, a government or any department or agency thereof, or any other entity.

    1.15 "Sale(s)" or "Sold" shall mean any gift, grant, sale, assignment, transfer, conveyance or other disposition of a Licensed Product by a Party to this Agreement or any of its Affiliates or sublicensees to another Person, except distribution of samples provided at no charge to physicians, hospitals, or clinics for promotional purposes or for purposes of the Product Development Program, provided such distribution is not made in exchange for lower prices on other products sold by such Party or other noncash consideration.

    1.16 "Territory" shall mean Japan.

    1.17 "University License" shall mean any license or rights granted to Apollon, at any time, under any Patent or Intellectual Property by (i) the Trustees of the University of Pennsylvania; (ii) the Wistar Institute of Anatomy and Biology; (iii) the Institute of Biotechnology and Advanced Molecular Medicine; (iv) The General Hospital Corporation; or (v) any other third party licensor, which are necessary or useful for the development, manufacture, use, marketing or sale of Licensed Products.

    1.18 "Valid Claim" shall mean (i) a claim of a pending patent application which claim shall not have been canceled, withdrawn, abandoned or rejected by an administrative agency from which no appeal can be taken; or
(ii) a claim of an issued and unexpired patent which has not lapsed or become abandoned or declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

SECTION 2     LICENSE GRANT TO BIOGEN

    2.1  License Grant to Biogen.

         (a) Apollon hereby grants to Biogen (i) an exclusive license under the Apollon Technology, including the right to grant sublicenses as set forth herein, to use, sell, have sold, offer for sale and import Licensed Products manufactured by or for Apollon pursuant to the supply arrangements set forth in Section 5 hereof for sale by Biogen in the Territory, and (ii) in the event Apollon can no longer supply Licensed Products under the terms of this Agreement, contingent manufacturing rights under the Apollon and University Technology to make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Territory. The license and contingent manufacturing rights granted hereunder shall remain in effect unless or until this Agreement is terminated pursuant to Section 7 hereof.

         (b) To the extent Apollon has the right to grant sublicenses under any University Licenses, Apollon hereby grants to Biogen an irrevocable option to obtain from Apollon at the time Biogen exercises its contingent manufacturing rights one or more sublicenses under any University License solely for use by Biogen to manufacture the Licensed Products. Biogen shall exercise this option only at the time it exercises its contingent manufacturing rights, by providing written notice to Apollon not less than ten (10) business days prior to the date which Biogen proposes as the effective date for the sublicense. The sublicense shall be for the same term as the applicable University License and shall provide to Biogen all of the rights of Apollon under the applicable University License, solely for use in the manufacture of Licensed Products. Apollon shall not cause or allow, through any action or inaction, any impairment in Biogen's ability to obtain any sublicense as provided in this
Section 2.1(b), provided, however, that in the event Apollon obtains a University License which does not permit Apollon to grant a sublicense to Biogen, and Apollon had used reasonable efforts to obtain the right to grant such a sublicense, such event shall not constitute a breach by Apollon of this Section 2.1(b) or of this Agreement.

    2.2 Right to Sublicense. Biogen shall have the right to extend to its Affiliates the rights and licenses granted to Biogen under this Section 2, and for purposes hereof, such extension shall not be considered the grant of a sublicense. Biogen shall have the right to grant sublicenses to sell Licensed Products under the license granted under this Section 2, provided, however, that Biogen is entitled to grant within the Territory a total of two
(2) sublicenses to sell Licensed Products. In the event that Biogen grants more than one (1) sublicense to sell Licensed Products in the Territory, then Biogen shall be prohibited from selling Licensed Products itself in the Territory. For purposes of this Agreement, distributors and distribution arrangements shall not be considered sublicensees of Biogen. Biogen agrees that any sublicenses granted by it shall prohibit further sublicenses by the sublicensee and shall provide that the obligations of Biogen to Apollon hereunder shall be binding upon the sublicensee as if it were a party to this Agreement. Biogen agrees to forward to Apollon a copy of any and all sublicense agreements within thirty (30) days of the execution of such sublicense agreements.

    2.3  Limitations of License Grant.  Except as expressly provided in this
Section 2, nothing in this Agreement shall be deemed to grant Biogen any rights in, or license to, any product, Patent or Intellectual Property of Apollon. Without limiting the generality of the foregoing, Biogen shall not be granted any right hereunder to make, have made, use, offer for sale, sell or import any products which are not Licensed Products or to offer for sale, sell or import Licensed Products other than in the Territory. In addition, nothing in this Agreement shall be deemed to grant Biogen any rights in, or sublicense to, any product, Patent or Intellectual Property under the University Licenses, except as shall be provided upon exercise of the contingent manufacturing rights granted pursuant to Section 2.1(b).

SECTION 3     FINANCIAL REPORTS

    3.1 Payment Schedule and Reports. On or before forty-five (45) days following the end of each calendar quarter occurring after the first commercial Sale of a Licensed Product in the Territory, Biogen shall pay to Apollon the payments owed by it with respect to Net Sales of Licensed Products during such calendar quarter. Such payment shall be accompanied by a report showing (i) the aggregate actual Sales volume of Licensed Products by Apollon and its Affiliates and sublicensees, (ii) aggregate Net Sales, (iii) gross invoice price(s) of Licensed Product(s) Sold, (iv) deductions from gross invoice price permitted hereunder and (v) the payment made hereunder. Such payment shall also be accompanied by a copy of any reports received by Biogen from its Affiliates or sublicensees during the preceding calendar quarter as shall be pertinent to an accounting hereunder. All reports shall show all amounts reported in the currency in which Sales were made, and in United States dollars at the conversion rate described in Section 3.5.

    3.2 Books and Records. Biogen and each of its Affiliates and sublicensees shall maintain such books and records as are necessary to establish the accuracy of the reports submitted under Section 3.1 for a period of five (5) years from the date of submission of such reports. Such books and records shall be maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

    3.3  Audits.

         (a) Upon the written request of Apollon, and not more than once in each calendar year, Biogen shall permit Apollon, at Apollon's expense, to have access during normal business hours to such of the records of Biogen as may be reasonably necessary to verify the accuracy of the financial reports provided under this Section 3. Any audit so requested shall be performed on Apollon's behalf by an independent accounting firm of nationally recognized standing reasonably satisfactory to both Parties. If Apollon concludes, based on the audit results, that additional payments were owed during the financial periods audited, Biogen shall pay the additional payments within fifteen (15) days of the date Apollon delivers to Biogen a written report so concluding. The costs associated with any audit conducted under this Section 3.3(a) shall be paid by Apollon; provided, however, if the audit correctly discloses that the payments payable by Biogen for the audited period are more than one hundred ten percent (110%) of the payments actually paid for such period, then Biogen shall pay the reasonable fees and expenses charged by the accounting firm conducting the audit.

     (b) Upon the written request of Biogen, and not more than once in each calendar year, Apollon shall permit Biogen, at Biogen's expense, to have access during normal business hours to such of the records of Apollon as may be reasonably necessary to verify the accuracy of the certified
[                 ] provided under Section 5.6 hereof.  Any audit so
requested shall be performed on Biogen's behalf by an independent accounting firm of nationally recognized standing reasonably satisfactory to both Parties. If Biogen concludes, based on the audit results, that the payments made during the audited period exceeded the payments owed hereunder, Apollon shall refund the excess payments within fifteen (15) days of the date Biogen delivers to Apollon a written report so concluding. The cost of such audit shall be borne by Biogen unless it is established by Biogen that as a result
of an error in the calculation of such certified [            ] Biogen has
overpaid Apollon by at least 2.0% in the audited period, in which event the cost of such audit will be borne by Apollon.

    3.4 Confidentiality of Financial Information. Both Parties shall treat all financial information subject to review under this Section 3, and all reports generated hereunder, as confidential and shall use such reports and financial information only for the purposes contemplated by this Section 3.

    3.5 Currency. All payments required to be made under this Agreement shall be made in U.S. dollars. Monetary conversions from the currency of a foreign country into U.S. dollars shall be made at the exchange rate for buying U.S. dollars in force on the last business day of the period for which the Net Sales are reported in accordance with Section 3.1 as reported by The Wall Street Journal, or on another basis mutually agreed upon by the Parties in writing.

    3.6  No Deductions.  The payments computed or specified under this
Section 3 are the actual amounts to be paid to Apollon and shall not be reduced in any way including, but not limited to, by any payments obligations owed to Biogen or its Affiliates and sublicensees by Apollon under this Agreement. In the event a Party or its Affiliates or sublicensees are required to make a deduction or withholding of tax, then the amount payable to the other Party shall be increased to the extent necessary to ensure that after the making of such deduction or withholding, the other Party receives and retains an amount equal to what it would have received and retained had no such deduction or withholding been made by the paying Party or its Affiliates or sublicensees. Each Party agrees to assist the other by submitting declarations to the relevant authorities as may be required with regard to each Party's status in relation to a deduction or withholding of taxes.

SECTION 4     OBTAINING REGULATORY APPROVAL IN THE TERRITORY

    4.1 Access to Clinical Trial Information. Apollon shall cooperate with Biogen and its Affiliates in completing the procedures necessary for Biogen to obtain regulatory approval for the sale, by Biogen and its Affiliates, of Licensed Products in the Territory. Without limiting the generality of the foregoing, Apollon shall promptly provide to Biogen and its Affiliates, or at Biogen's request authorize the supervised access of Biogen and its Affiliates to all Clinical Trial Information developed by Apollon for Licensed Products which is useful to obtain regulatory approval for Licensed Products in the Territory, and Biogen and its Affiliates shall use such Clinical Trial Information solely to obtain such regulatory approval in the Territory. Biogen and its Affiliates shall provide Apollon and its Affiliates with access to all Clinical Trial Information developed by Biogen and its Affiliates related to Licensed Products, including all regulatory filings made in the Territory and all governmental responses thereto.
Notwithstanding the foregoing, Biogen shall own all of its Clinical Trial Information and all related reports provided pursuant to Section 3.1, and regulatory filings made in the Territory related to Licensed Products and Apollon shall own all its Clinical Trial Information, as well as all regulatory filings made worldwide except in the Territory related to Licensed Products.

    4.2 Final Product Specifications. Upon the first submission by Apollon, its Affiliate or a sublicensee of a BLA(PLA) to the United States Food and Drug Administration (USFDA) or equivalent agency in any country in the Territory for approval of the marketing of any Licensed Product, Apollon will furnish Biogen with a detailed specification for such Licensed Product, and thereafter Apollon will promptly furnish Biogen with any modifications or updates of such specification (as so modified or updated, the "Specification").

SECTION 5      SUPPLY AGREEMENT

    5.1 Agreement to Supply. Apollon shall manufacture, or have manufactured on its behalf, and sell to Biogen sufficient quantities of Licensed Products to meet the requirements of Biogen, its Affiliates and sublicensees for use by Biogen, its Affiliates and sublicensees in the conduct of preclinical and clinical trials in the Territory and for the sale of Licensed Products in the Territory. Licensed Products shall be supplied in finished form, with labeling as specified by Biogen, its Affiliates or sublicensees.

    5.2 Forecasts. Commencing not less than one hundred and eighty (180) days prior to the expected commencement by Biogen in the Territory of the equivalent of Phase II or Phase II/III human clinical trials for Licensed Products, and by the first day of each calendar quarter thereafter, Biogen will deliver to Apollon a twelve-month rolling forecast of Biogen's requirements for Licensed Products for preclinical or clinical uses or for sale of Licensed Products in the Territory, specifying quantities and shipment dates, as well as methods of packaging and shipment, therefor. Such forecasts shall be good faith estimates, and all actual orders shall be in the form of a purchase order received by Apollon at least sixty (60) days before the specified delivery date. After approval by the applicable regulatory authority of the sale by Biogen, its Affiliates or sublicensees of a Licensed Product in the Territory (a "Regulatory Approval") has been granted, the first three (3) months of each twelve-month rolling forecast provided thereafter shall constitute a binding firm commitment purchase order for the quantities of Licensed Products specified therein. Biogen may revise its schedule of delivery dates, and methods of packaging and shipment, from time to time upon not less than thirty (30) days prior notice thereof to Apollon. Apollon shall use its best efforts to supply all quantities ordered by Biogen, but in no case shall Apollon be obligated to supply revised quantities which exceed the original schedule furnished in the most recent forecast showing for such quarter by more than 20% in any quarter. In the event of a shortage in availability of Licensed Products despite Apollon's best efforts, Apollon shall allocate available Licensed Products in a fair and equitable manner.

    5.3 Manufacturing. Apollon shall maintain sufficient manufacturing capacity to fill Biogen's requirements for Licensed Products under this Agreement as provided in Section 5.2 hereof. Within twenty (20) days of receiving any rolling forecast or notice of increased requirements, Apollon shall provide Biogen with written confirmation of the quantities and delivery dates of Licensed Products that it is prepared to supply for the twelve-month period.

    5.4 Shipping. Apollon will package and ship Licensed Products to Biogen in accordance with such instructions as to methods of packaging and shipment as Biogen shall specify in the purchase order to which any such shipment pertains. The shipment shall be made to such place as is designated by Biogen. Apollon shall be solely responsible for compliance with all applicable export laws and regulations and payment of any applicable export duties or tariffs. Biogen shall be solely responsible for compliance with all applicable import laws and regulations and payment of any applicable import duties or tariffs.

    5.5  Pricing.  Apollon will supply Licensed Products to Biogen for Sale
in the Territory and Biogen shall pay Apollon [                               ]
for the Licensed Products supplied.  Apollon will supply Licensed Products to Biogen for use in the conduct of preclinical and clinical trials and
Biogen will pay Apollon [                                             ] for the
Licensed Products supplied for such purpose.

    5.6 Books and Records. Apollon shall maintain such books and records as are necessary to establish the accuracy of the
[                                  ] referenced in Section 5.5 for a period
of five (5) years from the date of delivery of Licensed Products to Biogen. Such books and records shall be maintained on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles. On or before thirty (30) days following the end of each calendar quarter occurring after the first commercial Sale of a Licensed Product in the Territory, Apollon shall deliver to Biogen a report of the
[                               ] applicable to the Licensed Products
supplied in such calendar quarter and a certificate signed by Apollon's chief financial officer or designee stating that he or she has verified the accuracy of such report. Within ninety (90) days after the end of each annual audit period, Apollon's independent certified public accounting firm shall deliver to Biogen a certificate stating that it has verified the
[              ] delivered to Biogen during the applicable period as correct.

    5.7 Quality and Inspection. Apollon hereby warrants that Licensed Products sold and delivered hereunder (including all processes, procedures, facilities and equipment for the manufacture thereof) shall conform to the requirements for such Licensed Products of the USFDA, including current Good Manufacturing Practices ("cGMP"), and the requirements of equivalent regulatory authorities in the Territory, shall not be adulterated or misbranded within the meaning of the Food, Drug & Cosmetic Act as amended from time to time, and shall conform to the Specifications for such Licensed Product developed by Apollon. Biogen shall have the right, after reasonable notice to Apollon, to conduct cGMP compliance inspections and other inspections and audits and investigations of Apollon's facilities, equipment and records from time to time. Apollon shall undertake quality control and inspection procedures as required by the protocols filed and approved by the appropriate regulatory agency. If, within thirty (30) days after receiving any shipment of any Licensed Products, Biogen shall, in its reasonable judgment, determine and notify Apollon that any of such shipment is non-conforming, Apollon will, at Biogen's option, either: (i) give Biogen appropriate credit therefor or (ii) within thirty (30) days of Biogen's notice, ship new Licensed Products to Biogen in replacement for the non-conforming Licensed Products. Biogen shall return any non-conforming Licensed Products to Apollon at Apollon's expense or otherwise hold or dispose of them at Apollon's expense as Apollon may direct.

    5.8 Title and Risk of Loss. Title to Licensed Products delivered hereunder shall pass to Biogen at such time as Licensed Products are delivered to and accepted by Biogen or its agents. Risk of loss shall pass on delivery F.O.B. Malvern, Pennsylvania.

    5.9  Grant of Contingent Manufacturing Rights.

         (a) Apollon hereby grants to Biogen the right to manufacture any Licensed Products with respect to which Apollon is unable or unwilling to satisfy its obligations pursuant to Section 5.1 hereof. At such time as Biogen shall be entitled to exercise its rights under this Section 5.9, Apollon will provide to Biogen with the necessary amendment to this Agreement to reflect the sublicenses described in Section 2.1(b) hereof, such technical information in the possession of Apollon relating to the manufacture of Licensed Products that is then necessary and useful in the manufacture of Licensed Products, and will otherwise provide Biogen with reasonable assistance to manufacture such Licensed Products according to the best systems then known to Apollon. All written materials will be supplied in English. Apollon shall actively support and participate in a meaningful manner in the procurement by Biogen of all government approvals requisite for any such right to manufacture, including the granting of assistance in accordance with the provisions of Paragraph 5.9(c) hereof. Apollon's inability or unwillingness to satisfy its obligations pursuant to Section 5.1 hereof shall not be deemed a breach of this Agreement.

         (b) If Apollon is unable to supply any quantity of a Licensed Products required to be supplied by Apollon pursuant to Section 5.1 for forty-five (45) consecutive days, Biogen shall, pursuant to this Section 5.9, be entitled to make its entire requirements for such Licensed Products until such time as Apollon has built inventories for such Licensed Products equal to twice the average monthly quantity of such Licensed Products sold during the prior twelve-month period; provided that such inventories have been manufactured on a production schedule reasonably consistent with that required to regularly meet Biogen's requirements. In the event that Biogen shall, pursuant to this Section 5.9, elect to manufacture or have manufactured its requirements for a Licensed Products:

              (i) Apollon shall grant to Biogen reasonable access and the right to use all Licensed Products information and government approvals and otherwise assist Biogen in all material respects in this alternate manufacture and supply; and

              (ii) For any Licensed Products manufactured by Biogen, Biogen shall pay Apollon a royalty equal to [

                             ], which payment obligation shall continue until
the earlier of termination of manufacture of the Licensed Products by Biogen hereunder or the date on which such Licensed Product or the manufacture, use, offer for sale, import or sale of such Licensed Products is no longer covered by a Valid Claim of Biogen Patent Rights in the Territory.

         (c) In the event that Biogen shall exercise its contingent manufacturing rights pursuant to this Section 5.9:

              (i) Apollon shall, from time to time, at the request of Biogen, arrange to have taken into Apollon's manufacturing facilities, or those of its permitted subcontractors, technical representatives of Biogen, for the purpose of instruction in all applicable processes of manufacture for such Licensed Products. Such representatives shall comply with all of the ordinary regulations of such facility(s) in respect of visitors.

              (ii) At Biogen's request, and at times and for durations convenient to Apollon, Apollon shall furnish the services of Apollon scientists and technicians, or any technicians involved in the manufacture of the applicable Licensed Products, in such numbers as shall be mutually agreeable to the parties, to advise Biogen in connection with the operation of such manufacturing facility for manufacture hereunder.

              (iii) To the extent Apollon has not already done so, Apollon shall further provide the names of all suppliers of, and a statement setting forth Apollon's inventory of, the raw materials used in the manufacture of the applicable Licensed Products. To the extent consistent with Apollon's prior written contractual obligations with such suppliers, and at the request of Biogen, Apollon shall transfer to Biogen such proportion of such inventories, at prices to be agreed upon by the Parties, and if requested, temporarily assign an applicable proportion of purchase orders or other agreements with such suppliers, as applicable, to enable Biogen or its designee to act as an alternate manufacturer for the applicable Licensed Products hereunder and to manufacture the quantities of Licensed Products necessary to meet their requirements.

         (d) In the event Biogen shall have exercised its right to manufacture a Licensed Products pursuant to this Section 5.9, Apollon shall notify Biogen when it is able and willing to resume manufacture and supply of such Licensed Products in accordance with its obligations hereunder, and the parties shall negotiate a reasonable timetable for Apollon to resume the supply of such Licensed Products hereunder, subject to Biogen's then existing contractual commitments which shall be reasonable in magnitude and duration.

    SECTION 6 WARRANTIES, LIABILITY AND DISCLAIMERS OF WARRANTY

    6.1 Warranty of Title. Apollon warrants and represents that it owns all of the right, title and interest in and to the Apollon Patent Rights.

    6.2 Warranty of Authority. Each of the Parties hereto warrants and represents to the other Party that, as of the Effective Date (i) it has the full, right power and authority to enter into this Agreement and to carry out its obligations hereunder, (ii) this Agreement constitutes the valid obligation of such Party, enforceable against it in accordance with its terms, and (iii) the execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) does not conflict with or violate any requirement of applicable laws or regulations, and (b) does not conflict with, or constitute a default under, any contractual obligation of such Party.

    6.3 DISCLAIMER OF WARRANTY. EXCEPT AS PROVIDED IN SECTIONS 5.7 AND 6.1 ABOVE AND IN THIS SECTION 6.3, APOLLON MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER, WHETHER EXPRESS OR IMPLIED, HEREUNDER; IN PARTICULAR MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY OF ANY PRODUCT PRODUCED UNDER THE LICENSE GRANTED HEREBY. MOREOVER, APOLLON MAKES NO REPRESENTATION OR WARRANTY THAT THE MANUFACTURE OR SALE OF LICENSED PRODUCTS OR THE USE OF LICENSED PRODUCTS BY ANY PERSON OR ENTITY WILL NOT CONSTITUTE AN INFRINGEMENT OF THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF OTHERS. NOTWITHSTANDING THE FOREGOING, APOLLON HEREBY REPRESENTS AND WARRANTS THAT AS OF THE DATE HEREOF IT HAS NOT RECEIVED WRITTEN NOTICE FROM ANY THIRD PARTY OF ANY SUCH INFRINGEMENT. IN NO EVENT SHALL APOLLON BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST REVENUES OR PROFITS.

    6.4 Indemnification and Insurance. (a) Apollon shall indemnify and hold Biogen and its Affiliates and their respective officers and employees harmless from and against any losses, liabilities, costs and expenses (including court costs and attorney's fees) arising out of or relating to any suits or liabilities whatsoever (including claims for product liability) to the extent arising out of the design, manufacture, use, sale or promotion of Licensed Products, except (i) to the extent caused by Biogen's promotional or sales practices in connection with the use or Sales of Licensed Products by Biogen hereunder and the manufacture of Licensed Products by Biogen pursuant to Apollon and University Technology upon the exercise of the contingent manufacturing rights granted hereunder, (ii) negligence or intentional misconduct by Biogen or its Affiliates and their respective officers and employees or (iii) breach of any term of this Agreement by Biogen or its Affiliates and their respective officers and employees.

         (b) Biogen shall indemnify and hold Apollon and its Affiliates and their respective officers and employees harmless from and against any losses, liabilities (including claims for product liability), costs and expenses (including costs and attorney's fees) to the extent arising out of (i) Biogen's promotional and sales practices in connection with the use or Sales of Licensed Products by Biogen hereunder and the manufacture of Licensed Products by Biogen pursuant to the Apollon and University Technology upon the exercise of the contingent manufacturing rights granted hereunder, (ii) negligence or intentional misconduct by Biogen or its Affiliates and their respective officers and employees or (iii) breach of any term of this Agreement by Biogen or its Affiliates and their respective officers and employees.

         (c) A party (the "Indemnitee") that intends to claim indemnification under this Section 6.4 shall promptly notify the other party (the "Indemnitor") of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Section 6.4 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives as requested by the Indemnitor and at the Indemnitor's expense in the investigation of any action, claim or liability covered by this indemnification.

         (d) Biogen and Apollon each shall maintain product liability insurance with respect to development, manufacture and sales of Licensed Products by Biogen or Apollon, as the case may be, in such amount as is customary in the industry. Each party shall be named as an additional insured insofar as its rights of indemnification hereunder are concerned on any such policies of the other party. Biogen and Apollon, as applicable, shall each maintain such insurance for so long as it continues to manufacture or sell any Licensed Products.

SECTION 7     TERMINATION

    7.1 Breach by Biogen. Apollon may terminate this Agreement and the license granted to Biogen hereunder in the event Biogen breaches its obligation to pay any amount due hereunder to Apollon or breaches any other obligation or condition hereunder, effective thirty (30) days after giving payment breach and ninety (90) days after giving written notice to Biogen of such termination in the case of a non-payment breach, which notice shall describe such breach. Following such termination, Apollon shall have all rights to make, have made, use sell and import Licensed Product in the Territory and Biogen shall assign to Apollon all regulatory or other approvals relevant to Licensed Products in the Territory. If this Agreement is terminated but the License and Option Agreement between the Parties continues, Apollon shall pay to Biogen a royalty equal to [
              ] of the Net Sales of Licensed Products made by Apollon in the Territory, which payment obligation shall continue until the earlier of termination of the License and Option Agreement or the date on which such Licensed Products or the manufacture, use, offer for sale, import or sale of such Licensed Products is no longer covered by a Valid Claim of Biogen Patent Rights in the Territory. The foregoing notwithstanding, if the default or breach is cured or shown to be non-existent or not material within the thirty
(30) or ninety (90) day period, as the case may be, the notice shall be automatically withdrawn and of no effect.

    7.2 Event of Bankruptcy. Upon the occurrence of an event of bankruptcy with respect to either Party, the other Party may terminate this Agreement or the licenses or rights granted to the bankrupt Party hereunder with immediate effect by delivering written notice of said termination to the bankrupt Party.

    7.3 Challenge of Patents. Except in jurisdictions in which it would be illegal to do so, Biogen may immediately terminate this Agreement in the event Apollon or any of its Affiliates files a revocation or nullity proceeding with respect to any of the Biogen Patent Rights or challenges the validity of any of the Biogen Patent Rights. Except in jurisdictions in which it would be illegal to do so, Apollon may immediately terminate this Agreement or the license granted to Biogen hereunder in the event Biogen or any of its Affiliates files a revocation or nullity proceeding with respect to any of the Apollon Patent Rights or challenges the validity of any of the Apollon Patent Rights.

    The provisions of this Section 7.3 shall be deemed deleted from this Agreement in any jurisdiction in which the inclusion of such provisions would be illegal or would make this Agreement or any part hereof unenforceable.

    7.4 Breach by Apollon. Biogen may terminate this Agreement upon breach by Apollon of the obligation to pay any amount due hereunder or of any other obligation or condition, effective thirty (30) days after giving written notice to Apollon of such termination in the case of a payment breach and ninety (90) days after giving written notice to Apollon of such termination in the case of a non-payment breach, which notice shall describe such breach.
 The foregoing notwithstanding, if the default or breach is cured or shown to be non-existent or not material within the thirty (30) or ninety (90) day period, as the case may be, the notice shall be deemed automatically withdrawn and of no effect.

    7.5 Survival. All provisions of Section 3.6, Section 7.1 and Section 9 shall survive termination of this Agreement.

    7.6 No Prejudice. Any termination under this Section 7 shall be without prejudice to the rights of either Party against the other then accruing or otherwise accrued under this Agreement.

SECTION 8     NOTICES

    Any notice required or permitted to be given hereunder shall be sent in writing by registered or certified mail, postage prepaid, return receipt requested, by telefax, confirmation received, by overnight delivery using a nationally recognized overnight courier or by hand delivery, addressed to the Party to whom it is to be given as follows:

If to Biogen:      Biogen, Inc.
                   14 Cambridge Center
                   Cambridge, Massachusetts 02142
                   Telefax:  (617) 679-2617
                   Attention: Vice President - Marketing and Sales

With a copy to:    Biogen, Inc.
                   14 Cambridge Center
                   Cambridge, Massachusetts 02142
                   Telefax:  (617) 679-2838
                   Attention:  Vice President - General Counsel

If to Apollon:     Apollon, Inc.
                   One Great Valley Parkway
                   Malvern, Pennsylvania 19355-1423
                   Telefax:  (610) 647-9732
                   Attention: President and CEO

With a copy to:    Ballard Spahr Andrews & Ingersoll
                   1735 Market Street, 51st Floor
                   Philadelphia, PA 19103
                   Telefax: (215) 864-8999
                   Attention:  Morris Cheston, Jr.

or to such other address or addresses as may from time to time be given in writing by either Party to the other as aforesaid. Any notice sent pursuant to this Section shall be deemed delivered within three (3) days if sent by mail and within twenty-four (24) hours if sent by telefax, overnight courier or hand delivery.

SECTION 9     CONFIDENTIALITY

    9.1 Obligations. Except for the proper exercise of its rights under this Agreement, each of the Parties agrees that it and its Affiliates will not publish or otherwise divulge or deliver to another Person, except their sublicensees hereunder, or use for its or their own benefit Technology, Patent Rights, Clinical Trial Information, reports, records, manuals, regulatory filings or other confidential information disclosed pursuant to this Agreement (collectively, the "Confidential Information") provided to it by the other Party without the prior written approval of the Party disclosing such information (the "Disclosing Party") in each instance. The foregoing obligation shall not be imposed on either Party with respect to any Confidential Information which it can demonstrate (i) was at the time of disclosure to it (or thereafter, but prior to its publication, divulgence or use for the benefit of the Receiving Party or any of its Affiliates, become through no fault of the Receiving Party or its Affiliates) a part of the public domain by publication or otherwise; or (ii) was already properly and lawfully in its possession at the time it was received from the Disclosing Party; or (iii) was lawfully received from a third party who was under no obligation of confidentiality to the Disclosing Party with respect thereto; or (iv) is required by law to be disclosed (but only to the extent of such required disclosure).

    9.2 Confidentiality Agreements. Each Party represents that it has employment agreements with its and its Affiliate's key employees having confidentiality commitments consistent with its obligations hereunder and will require all of its consultants, agents, sublicensees, or others who have access to any of such Confidential Information of the other Party to execute confidentiality agreements covering all Confidential Information of the other Party, and will exercise its best efforts to obtain compliance therewith.

    9.3 Remedies. In the event of a breach or a threatened breach of the terms of this Section 9, the Disclosing Party shall be entitled to an injunction restraining the Receiving Party and its Affiliates and sublicensees and their officers, employees, agents and consultants from continuing or committing such breach, without showing or proving any actual damage. In the event of such breach, the Disclosing Party shall, in addition to injunctive relief, be entitled to all other remedies provided by law, including an award of damages.

SECTION 10    PUBLICITY

    If the Parties agree to publicize this Agreement, Biogen and Apollon will coordinate to issue a joint press release in mutually agreed form concerning the execution of this Agreement. Such announcement shall be made at such time as agreed by Biogen and Apollon. Except for such joint release, unless required to do so by law or by the rules of any exchange or over-the-counter market upon which any of Biogen's or Apollon's securities are traded or unless such information has been previously disclosed, neither Party will issue any press release or make any public disclosure or announcement concerning the terms of this Agreement or the transactions contemplated hereby without the prior approval of the other Party hereto. Prior to making any such press release or public announcement, the Party making such release or public announcement shall consult with the other Party hereto with respect to the timing and content of such press release or public announcement at least five (5) business days prior to the proposed release or announcement. Without limiting the generality of the foregoing, neither Party shall use the name of the other in connection with the marketing or sale of Licensed Products without the prior written consent of such Party.

SECTION 11    DISPUTES

    Any dispute, claim, or difference arising in connection with this Agreement or as to the rights or liabilities of the Parties hereunder (each such event being hereinafter called a "dispute"), shall be referred to arbitration, in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (hereinafter referred to as the "Association"), as supplemented hereby. All arbitration proceedings shall occur in Boston, Massachusetts. The arbitration panel shall consist of three arbitrators. The Party initiating arbitration shall nominate one arbitrator (who shall not be affiliated with such Party) in the request for arbitration and the other Party shall nominate a second arbitrator (who shall not be affiliated with such Party) in the answer thereto. The two arbitrators so named will then jointly appoint the third arbitrator as chairman of the arbitration panel. If either Party fails to nominate its arbitrator, or if the arbitrators named by the Parties fail to agree on the person to be named as chairman within sixty (60) days, the President of the Association shall make the necessary appointments of an arbitrator or the chairman of the arbitration panel.

    The arbitration panel as designated above shall proceed to arbitrate the dispute by giving notice to all parties of its proceedings and hearings in accordance with the Association's applicable procedures. Within fifteen (15) days after all three arbitrators have been appointed, an initial meeting among the arbitrators and counsel for the Parties shall be held for the purpose of establishing a plan for administration of the arbitration, including: (i) definition of issues; (ii) scope, timing and type of discovery, which may at the discretion of the arbitrators include production of documents in the possession of the Parties, but may not, without the consent of the Parties, include depositions; (iii) exchange of documents and filing of detailed statements of claims and prehearing memoranda; (iv) schedule and place of hearings; and (v) any other matters that may promote the efficient, expeditious and cost-effective conduct of the proceeding. The substantive law of the Commonwealth of Massachusetts shall be applied by the arbitrators to the resolution of the dispute, provided that the arbitrators shall base their decision on the express terms, covenants and conditions of this Agreement. The arbitrators shall be bound to make specific findings of fact and reach conclusions of law, based upon the submissions and evidence of the Parties, and shall issue a written decision explaining the basis for the decision and award. The Parties agree that the arbitrators shall have no power to alter or modify any express provision of this Agreement or to render any award which, by its terms, effects any such alteration or modification.

    The award of the arbitration panel shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid Rules, the procedural law of the Commonwealth of Massachusetts shall govern.

SECTION 12    MISCELLANEOUS

    12.1 Amendments, Waivers. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by both Parties, or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any condition or term in any instance shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

    12.2 Force Majeure. Any delays in or failures of performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including, but not limited to: acts of God; acts, regulations or laws of any government (including, without limitation, import and export regulations); peril of the sea; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence. Each Party shall promptly give notice to the other of the start and stop should it be so affected by any of the above-mentioned occurrences.

    12.3 Interest On Late Payments. Each Party shall have the right to charge the other interest on a per diem basis on all payments which are past due at an annual rate of two percent (2.0%) over the prime rate then in effect at the BankBoston or its successors.

    12.4 Cooperation. Each Party agrees to cooperate with the other Party in any and all efforts by such other party to obtain patent term extensions or other extensions as provided by law in territories where Valid Claims under such other Party's patents applicable to Licensed Products now or hereafter exist.

    12.5 Binding Nature. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

    12.6 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by either of the Parties hereto or by operation of law without the prior written consent of the other Party hereto; provided, however, that any Party may assign its rights, interests and obligations hereunder to any entity with which such party may merge or consolidate or to which such Party may transfer substantially all of its assets, without obtaining the consent of the other Party. Notwithstanding the foregoing, either Party may assign its right to receive payments hereunder, and either Party and its sublicensees will execute any documents or instruments reasonably required by the other Party in connection with any such assignment. Any purported assignment in violation of the provisions of this Section shall be void, and all rights, interests or obligations so assigned thereby shall return to the assigning Party or its successors.

    12.7 Severability. The Parties intend this Agreement to be enforced as written. However, if any provision of this Agreement should be or become fully or partly invalid or unenforceable for any reason or violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deleted from this Agreement, and the remainder of this Agreement shall be deemed valid and binding as if such provision were not included herein. There shall be substituted for any such provision deemed to be deleted a suitable provision which, as far as is legally possible, comes nearest to the Parties' original intent.

    12.8 Entire Agreement. This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter set forth herein and supersedes any and all other agreements, oral or written, in respect of the subject matter of this Agreement.

    12.9 Captions. The captions to the Sections of this Agreement are for convenience only and shall not be considered in interpreting this Agreement.

    12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts without regard to conflict of law provisions.

    12.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the Parties hereto have duly caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first above written.

    BIOGEN, INC.                             APOLLON, INC.


    By:  ________________________            By:  ________________________
         Name:                                    Name:
         Title:                                   Title: